EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.
Ron Santilli
Chief Financial Officer
415-657-5500

Investor Relations
John Mills
Integrated Corporate Relations, Inc.
310-954-1105
john.mills@icrinc.com

Cutera Reports Fourth Quarter 2011 Results
Revenue, EPS and Cash Flow from Operations Improved Year-Over-Year

BRISBANE, Calif., February 13, 2012 ─ Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today reported financial results for the fourth quarter ended December 31, 2011.

Key financial highlights for the fourth quarter of 2011, compared to the fourth quarter of 2010, are as follows:

•	Revenue grew by $3.3 million, or 22%, from $15.2 million to $18.5 million.
•	Net loss decreased by $393,000 (or $0.03 per diluted share), from $1.3 million (or $0.09 per diluted share) to $887,000 (or $0.06 per diluted share).
•	Cash from operations improved by $1.0 million, from cash consumed of $428,000 to cash generated of $585,000.

Kevin Connors, president and CEO of Cutera, stated, “This is our third consecutive quarter of revenue growth in excess of 22%, compared to the same periods in 2010. In the fourth quarter of 2011, our US revenue increased 27% year over year. The improved performance, relative to 2010, was driven primarily by the effective execution of our domestic sales organization, coupled with recent successful product introductions. International revenue expanded by 19% during the fourth quarter of 2011, compared to the same period in 2010. We experienced particular strength in Canada, Australia, Japan, as well as in our Pacific Rim distribution network.”

“We are pleased with the customer acceptance and the revenue impact to-date of our GenesisPlus and Excel V products, which made significant contributions to our growth in the fourth quarter of 2011. We are continuing to expand our marketing focus of these products globally and are excited about the long-term potential. Additionally, at the end of the quarter, we launched MyQ in Japan for deep dermal pigmentation and melasma and are pleased with the early market adoption.”

“We have made significant investments in our research and development program and believe it is vital to have innovative products in our future. We plan to enter the non-invasive body contouring segment with the launch of TruSculpt™ at the American Academy of Dermatology meeting in March of 2012. The TruSculpt system is a proprietary radio frequency technology that enables large volumetric deep tissue treatment without discomfort or adverse side effects. The core technology and early research of our product was published in ‘Lasers in Surgery and Medicine’ as the feature article. This product recently received a CE Mark clearance for body contouring and cellulite. In addition, it also has a 510(K) clearance for cellulite. Our extended research to develop this technology, now allows us to enter the fast growing body contouring market.”

“We closed the acquisition of Iridex’ aesthetic assets on February 2, 2012 We expect to incur non-recurring expenses and limited revenue in the first quarter of 2012 as we integrate this global vascular business. Beginning in the second quarter of 2012, we expect this business to be fully integrated into Cutera and to contribute incremental profitability.”

Mr. Connors concluded, “We remain focused on key initiatives to improve our performance in 2012. We believe that our worldwide distribution network, strong cash position, with no debt and an expanded portfolio of products offer continued, long-term opportunities for our company.”

Conference Call
The conference call to discuss these results is scheduled to begin at 2:00 p.m. PT (5:00 p.m. ET) on February 13, 2012. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Executive Vice President and Chief Financial Officer. The call will be broadcast live over the Internet hosted at the Investor Relations section of Cutera's website at www.cutera.com, and will be archived online within one hour of its completion through 8:59 p.m. PT (11:59 p.m. ET) on February 27, 2012. In addition, you may call 877-407-3982 to listen to the live broadcast.

About Cutera, Inc.
Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's ability to leverage its business model, increase revenue, generate additional cash, increase profitability, develop and commercialize existing and new products and applications, experience market adoption for its products, realize benefits from additional investment, and statements regarding long-term prospects and opportunities as well as the timing and expected benefits of integration activities are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include the Company may not be successful in its efforts to improve sales productivity, revenue growth and profitability improvement through the leverage of its operating expenses; the Company’s ability to successfully develop and launch new products and applications and market them to both its installed base and new customers; the length of the sales cycle process; unforeseen events and circumstances relating to the Company’s operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors,” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2011. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's fourth quarter ended December 31, 2011 financial performance, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,	December 31,
	2011	2011	2010
Assets
Current assets:
Cash and cash equivalents	$14,020	$13,874	$12,519
Marketable investments	74,666	74,502	77,484
Accounts receivable, net	5,193	4,085	4,208
Inventories	10,729	9,659	6,448
Deferred tax asset	55	17	63
Other current assets and prepaid expenses	1,432	1,841	2,740
Total current assets	106,095	103,978	103,462

Property and equipment, net	853	643	597
Long-term investments	3,027	3,014	6,784
Intangibles, net	446	493	637
Deferred tax asset, net of current portion	446	345	325
Other long-term assets	486	493	-
Total assets	$111,353	$108,966	$111,805

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,573	$2,151	$1,296
Accrued liabilities	9,262	7,339	6,194
Deferred revenue	5,185	5,447	5,633
Total current liabilities	17,020	14,937	13,123

Deferred rent	1,448	1,432	1,501
Deferred revenue, net of current portion	840	775	1,287
Income tax liability	478	489	477
Total liabilities	19,786	17,633	16,388

Stockholders’ equity:
Common stock	14	14	14
Additional paid-in capital	95,719	94,594	90,423
Retained earnings (accumulated deficit)	(3,325)	(2,438)	6,736
Accumulated other comprehensive loss	(841)	(837)	(1,756)
Total stockholders' equity	91,567	91,333	95,417
Total liabilities and stockholders' equity	$111,353	$108,966	$111,805

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2011	2011	2010
Net revenue	$18,542	$15,232	$15,216
Cost of revenue	7,506	6,772	6,233
Gross profit	11,036	8,460	8,983

Operating expenses:
Sales and marketing	6,779	6,426	6,123
Research and development	2,313	2,352	2,173
General and administrative	2,878	2,310	2,238
Total operating expenses	11,970	11,088	10,534
Loss from operations	(934)	(2,628)	(1,551)
Interest and other income, net	140	91	144
Loss before income taxes	(794)	(2,537)	(1,407)
Provision (benefit) for income taxes	93	326	(127)
Net loss	$(887)	$(2,863)	$(1,280)

Net loss per share:
Basic and Diluted	$(0.06)	$(0.21)	$(0.09)

Weighted-average number of shares used in per share calculations:
Basic and Diluted	13,930	13,862	13,622

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2011	2011	2010
Cash flows from operating activities:
Net loss	$(887)	$(2,863)	$(1,280)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	802	894	980
Tax benefit from stock-based compensation	8	5	8
Excess tax benefit related to stock-based compensation	(1)	(5)	(8)
Depreciation and amortization	154	164	157
Provision for excess and obsolete inventroies	-	-	18
Provision for doubtful accounts receivable	(2)	24	(31)
Change in deferred tax asset net of valuation allowance	(139)	(14)	(87)
Gain on sale of marketable investments, net	(3)	(2)	-
Tax on unrealized gains on marketable and long term investments	3	262	-
Other	13	-	-
Changes in assets and liabilities:
Accounts receivable	(1,106)	(830)	(1,153)
Inventories	(1,070)	(1,358)	678
Other current assets and prepaid expenses	653	512	553
Other long-term assets	7	(493)	-
Accounts payable	422	(29)	(405)
Accrued liabilities	1,884	411	412
Deferred rent	55	(4)	(42)
Deferred revenue	(197)	(150)	(139)
Income tax liability	(11)	(5)	(89)
Net cash provided by (used in) operating activities	585	(3,481)	(428)

Cash flows from investing activities:
Acquisition of property and equipment	(330)	(24)	(82)
Disposal of property and equipment	-	36	-
Proceeds from sales of marketable and long-term investments	3,601	7,156	4,030
Proceeds from maturities of marketable investments	12,850	6,649	8,370
Purchase of marketable investments	(16,876)	(14,130)	(21,220)
Net cash used in investing activities	(755)	(313)	(8,902)

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	315	180	138
Excess tax benefit related to stock-based compensation	1	5	8
Net cash provided by financing activities	316	185	146

Net increase (decrease) in cash and cash equivalents	146	(3,609)	(9,184)
Cash and cash equivalents at beginning of period	13,874	17,483	21,703
Cash and cash equivalents at end of period	$14,020	$13,874	$12,519

CUTERA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in thousands, except percentage data)
(unaudited)

	Three Months Ended
	December 31,	% of	September 30,	% of	December 31,	% of
	2011	Revenue	2011	Revenue	2010	Revenue
Revenue By Geography:
United States	$7,372	40%	$6,037	40%	$5,793	38%
International	11,170	60%	9,195	60%	9,423	62%
	$18,542		$15,232		$15,216

Revenue By Product Category:
Products	$11,241	61%	$8,975	59%	$8,920	58%
Upgrades	1,141	6%	687	4%	869	6%
Service	3,262	18%	3,227	21%	3,314	22%
Titan hand piece refills	1,349	7%	1,031	7%	934	6%
Dermal fillers and cosmeceuticals	1,549	8%	1,312	9%	1,179	8%
	$18,542		$15,232		$15,216

	Three Months Ended
	December 31,	September 30,	December 31,
	2011	2011	2010
Pre-tax Stock-Based Compensation Expense:
Cost of revenue	$154	$179	$158
Sales and marketing	163	210	286
Research and development	174	184	152
General and administrative	311	321	384
	$802	$894	$980